EXHIBIT 10.26

Form of Special Performance-Based Incentive Award Letter

Pfizer Inc
235 East 42nd Street
New York, NY 10017-5755

[DATE]
[NAME]
[ADDRESS]

Dear [NAME]

The purpose of this letter is confirm that on [DATE], the Compensation Committee of the Board of Directors of Pfizer Inc. approved the following grant for you under Pfizer’s Executive Long-Term Incentive Program (“Program”).

Award Type	Grant Price	Shares (#)	Dates
5-Year Performance Total Shareholder Return Units (“5-YR PTSRUs”)	[$XX.XX]	[###]	Grant Date [DATE] Vesting Date – (See Below ) Settlement Date [DATE]

The 5-Yr PTSRUs are subject to the following performance requirements: (i) your continuous employment by Pfizer through [Date] (or such earlier time as determined by the Board) and you are either employed by Pfizer or are subject to and comply with a non-compete and non-solicitation agreement until [DATE]; and (ii) Pfizer’s total shareholder return (TSR) is at least 25% or higher on average for 30 consecutive trading days anytime within the five-year performance period (which ends on the fifth anniversary of the grant date, [DATE]).

The TSR performance condition will not be waived for any reason including: death, termination without cause or disability. The service condition will be waived and the award will only vest and settle upon your death immediately following the performance condition being achieved either before death or within the five-year term. Upon termination without cause or long-term disability, the service condition will be waived (excluding the non-compete or non-solicitation provisions) and, if the performance condition is met, the award will vest and settle on the fifth anniversary of grant. The PTSRUs will be forfeited if the TSR goal (at least 25% or higher on average for 30 consecutive trading days) is not attained during the performance period.

Your award is contingent upon your acceptance by [DATE] of the terms and conditions in the Grant Agreement, including the restrictive covenants/non-compete provisions, which will be sent to you in the near future. Additional information about your grant is included in the generic Executive Points of Interest (POI) document and Pfizer Inc. 2014 Stock Plan which are posted on Fidelity NetBenefits. The Grant Agreement and POI document provide you with more detailed information about your grant and contain general information about the Program, applicable income tax consequences, and points of contact. This long-term incentive grant is governed by the terms and conditions set forth in this letter and the Grant Agreement, POI document and Pfizer Inc. 2014 Stock Plan.

It is important for you to read these materials, and sign and return the Grant Agreement to [NAME] by [DATE]. It is recommended that you consult a qualified financial or tax advisor before making any decisions regarding the disposition of the stock resulting from the vesting of these awards.

This award is in recognition of what you have done and will continue to do for Pfizer and its patients, employees and shareholders. I have great confidence in Pfizer’s future, and I look forward to working with you toward that future.

Sincerely,
[SIGNATURE]